FOR IMMEDIATE RELEASE
For more information contact:
Dustin Luton, President and Chief Executive Officer
Jean M. Carandang, Chief Financial Officer
(626) 339-9663

KAISER FEDERAL FINANCIAL GROUP, INC. ANNOUNCES INCREASE IN QUARTERLY EARNINGS

Covina, CA – November 1, 2011. Kaiser Federal Financial Group, Inc. (the “Company”) (Nasdaq: KFFG), the holding company for Kaiser Federal Bank (the “Bank”), reported net income of $2.1 million, or $0.22 per diluted share for the quarter ended September 30, 2011.  This compares to net income of $1.8 million, or $0.19 per diluted share for the quarter ended September 30, 2010.  The increase in earnings was primarily a result of a decline in the provision for loan losses and improvement in the net interest margin both of which were partially offset by an increase in noninterest expense.

“We are pleased with our quarterly results as we continue to deploy capital and execute on our strategic initiatives,” said Dustin Luton, President and Chief Executive Officer of Kaiser Federal Financial Group.   Luton continued, “We are continuing to expand our eCommerce delivery channels and enhance customer access points to ensure we take advantage of opportunities to further deepen customer relationships.”

Total assets increased to $914.7 million at September 30, 2011 from $856.4 million at June 30, 2011 due primarily to an increase in cash and cash equivalents, securities available-for-sale and loans receivable.  The increase in assets was funded with Federal Home Loan Bank (“FHLB”) advances and increased deposits. Securities available-for-sale increased to $36.5 million at September 30, 2011 from $16.0 million at June 30, 2011 due to the purchase of $26.6 million in agency mortgage-backed securities and collateralized mortgage obligations, offset in part by $6.1 million in maturities, principal repayments and amortization.  The $26.6 million in purchased securities carry a weighted average yield of 2.06%.  Loans receivable increased $21.4 million to $718.0 million at September 30, 2011 as compared to $696.6 million at June 30, 2011.  The increase in loans receivable was due to the purchase of performing adjustable rate one-to-four family loans in the amount of $35.4 million partially offset by loan payoffs and maturities.  The loans purchased were underwritten on an individual basis and conform to the Bank’s underwriting standards.

FHLB advances increased to $100.0 million at September 30, 2011 as compared to $60.0 million at June 30, 2011.  The weighted average cost of FHLB advances was 2.85% at September 30, 2011 as compared to 4.86% at June 30, 2011.  During the quarter the Bank borrowed $60.0 million in FHLB advances at a weighted average cost of 1.64%.  This new borrowing was partially offset by $20.0 million in FHLB advance maturities.  The extension of borrowing has allowed the Bank to improve its interest rate risk position by locking in longer term funding as the weighted average term on the new borrowings is five years.  Deposits increased $17.4 million to $652.1 million at September 30, 2011 as compared to $634.7 million at June 30, 2011.  The $17.4 million increase in deposits was comprised of $5.3 million in noninterest bearing deposits and $12.1 million in interest bearing deposits.  The increase in noninterest bearing deposits was primarily a result of the timing of customer payroll deposits as compared to June 30, 2011.  The increase in interest bearing deposits was experienced across all deposit categories.

Net interest income increased $298,000, or 4.19% to $7.4 million for the quarter ended September 30, 2011 as compared to $7.1 million for the quarter ended September 30, 2010 due to the increase in net interest margin.  Net interest margin increased to 3.47% for the quarter ended September 30, 2011 from 3.40% for the quarter ended September 30, 2010. The increase in the net interest margin reflected a significant reduction in the cost of funds as a result of the low interest rate environment and repayment of higher costing FHLB advances being replaced by lower costing advances.

During the quarter, the Bank experienced a slight increase in delinquent loans.  Delinquent loans 60 days or more totaled $11.1 million, or 1.52% of total loans at September 30, 2011 as compared to $10.5 million, or 1.48% of total loans at June 30, 2011 and $14.7 million, or 1.94% of total loans at September 30, 2010.    The increase in delinquent loans during the quarter was primarily a result of an increase in one-to-four family loan delinquencies on purchased loans serviced by others.  Due to a number of factors, including the high rate of loan delinquencies on serviced loans, we believe certain servicers have not vigorously pursued collection efforts on our behalf and we have filed legal suit against two servicers seeking to obtain the transfer of servicing rights.  Of the $8.7 million in one-to-four family delinquent loans 60 days or more at September 30, 2011, $8.3 million or 95.6% were purchased loans serviced by these two servicers.

There was no provision for loan losses for the quarter ended September 30, 2011 as compared to $750,000 for the quarter ended September 30, 2010. The decline in the provision was primarily a result of the improvement in delinquent and nonperforming loans at September 30, 2011 as compared to September 30, 2010.  In addition, there was a decline in the overall historical and peer group loss factors on loans collectively evaluated for impairment. The provision reflected management’s continuing assessment of the credit quality of the Company’s loan portfolio, which is affected by various trends, including current economic conditions.  The allowance for loan losses to non-performing loans was 40.51% at September 30, 2011 as compared to 43.06% at June 30, 2011.  The decline in the allowance for loans losses to non-performing loans was a result of charge-offs of previously identified specific valuation allowances during the three months ended September 30, 2011.

Noninterest expense increased $497,000, or 10.60% to $5.2 million for the quarter ended September 30, 2011 as compared to $4.7 million for the quarter ended September 30, 2010.  The increase was primarily due to an increase in salaries and benefits and professional services.  The increase in salaries and benefits was a result of an increase in employees hired primarily in the areas of Information Technology, eCommerce and Lending.  Employees hired in eCommerce will focus on expanding customer relationships through enhanced online banking and bill payment services.  Professional services increased due to an increase in financial advisory, strategic and leadership advisory services as well as recruitment costs.

Total stockholders’ equity, represented 17.40% of total assets and increased to $159.2 million at September 30, 2011 from $157.4 million at June 30, 2011.  Currently, the Bank meets all regulatory capital requirements established by bank regulators in order to be classified as a “well-capitalized” bank.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Kaiser Federal Bank’s market area; adverse changes in general economic conditions, either nationally or in Kaiser Federal Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Kaiser Federal Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

KAISER FEDERAL FINANCIAL GROUP, INC.
Selected Financial Data and Ratios (Unaudited)
September 30, 2011
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	September 30, 2011	June 30, 2011
Total assets	$914,674	$856,439
Gross loans receivable	728,915	708,013
Allowance for loan losses	(10,874)	(11,367)
Cash and cash equivalents	110,662	89,654
Securities available-for-sale, at fair value	36,513	16,038
Total deposits	652,113	634,709
Borrowings	100,000	60,000
Total stockholders’ equity	$159,162	$157,399

Asset Quality Ratios:
Equity to total assets	17.40%	18.38%
Delinquent loans 60 days or more to total loans	1.52%	1.48%
Non-performing loans to total loans	3.68%	3.73%
Non-performing assets to total assets	2.94%	3.18%
Net charge-offs to average loans outstanding (YTD annualized)	0.28%	0.39%
Allowance for loan losses to total loans	1.49%	1.61%
Allowance for loan losses to non-performing loans	40.51%	43.06%

	Three Months Ended September 30,
Selected Operating Data and Ratios:	2011	2010
Interest income	$10,277	$11,190
Interest expense	(2,867)	(4,078)
Net interest income	7,410	7,112
Provision for loan losses	—	(750)
Net interest income after provision for loan losses	7,410	6,362
Noninterest income	1,078	1,100
Noninterest expense	(5,187)	(4,690)
Income before income tax expense	3,301	2,772
Income tax expense	(1,248)	(1,008)
Net income	$2,053	$1,764

Net income per share – basic and diluted	$0.22	$0.19
Return on average assets (annualized)	0.92%	0.80%
Return on average equity (annualized)	5.19%	7.40%
Net interest margin (annualized)	3.47%	3.40%
Efficiency ratio	61.11%	57.11%

KAISER FEDERAL FINANCIAL GROUP, INC.
Selected Financial Data and Ratios (Unaudited)
September 30, 2011
(Dollars in thousands)

	At September 30,	At June 30,
Non-accrual loans:	2011	2011
Real estate loans:
One-to-four family	$9,638	$9,513
Multi-family residential	2,580	1,757
Commercial	2,243	2,252
Other loans:
Automobile	8	—
Home equity	—	—
Other	—	5
Troubled debt restructurings:
One-to-four family	8,834	8,872
Multi-family residential	875	1,332
Commercial	2,665	2,665
Total non-accrual loans	26,843	26,396

Real estate owned and repossessed assets:
Real estate:
One-to-four family	56	828
Multi-family residential	—	—
Commercial	—	—
Other:
Automobile	—	10
Home equity	—	—
Other	—	—
Total real estate owned and repossessed assets	56	838
Total non-performing assets	$26,899	$27,234

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
Delinquent Loans:	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
At September 30, 2011
Real estate loans:
One-to-four family	1	$379	20	$8,291	21	$8,670
Multi-family residential	—	—	1	1,757	1	1,757
Commercial	—	—	1	637	1	637
Other loans:
Automobile	2	19	2	8	4	27
Home equity	—	—	—	—	—	—
Other	1	1	—	—	1	1
Total loans	4	$399	24	$10,693	28	$11,092

At June 30, 2011
Real estate loans:
One-to-four family	2	$1,043	17	$6,583	19	$7,626
Multi-family residential	1	457	1	1,757	2	2,214
Commercial	—	—	1	637	1	637
Other loans:
Automobile	1	6	—	—	1	6
Home equity	—	—	—	—	—	—
Other	1	3	3	5	4	8
Total loans	5	$1,509	22	$8,982	27	$10,491